EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER (904) 598-7636

REGENCY CENTERS ANNOUNCES DEBT TENDER OFFER

Jacksonville, Fla. (September 30, 2010) — Regency Centers Corporation announced today that its operating partnership, Regency Centers, L.P. (the “Company”), has commenced a cash tender offer (the “Tender Offer”) for up to $100 million in aggregate principal amount (the “Maximum Tender Offer Amount”) of its 6.75% Notes due 2012 (the “6.75% Notes”) and 7.95% Notes due 2011 (the “7.95% Notes”) (collectively, “the Notes”) on the terms and conditions set forth in the Company’s Offer to Purchase dated September 30, 2010 (the “Offer to Purchase”). The Tender Offer is subject to certain conditions including a financing condition as more fully described in the Offer to Purchase.

The following table sets forth some of the terms of the Tender Offer:

Title of Notes	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration (1)	Early Tender Consideration (1)	Total Consideration (1)(2)
6.75% Notes due 2012	75884R AK9	$250,000,000	1	$1,041.25	$25.00	$1,066.25
7.95% Notes due 2011	75884R AH6	$173,486,000	2	$ 990.50	$25.00	$1,015.50
(1)	Per $1,000 principal amount of Notes accepted for purchase.
(2)	Includes the Early Tender Consideration.

Holders of Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on October 14, 2010 (the “Early Tender Date”) and not subsequently validly withdrawn will receive the Total Consideration specified in the table above, which includes the Early Tender Consideration. Holders of Notes that are validly tendered after the Early Tender Date, but on or prior to the Expiration Date will receive the Tender Offer Consideration specified in the table above. The Tender Offer Consideration is the Total Consideration minus the Early Tender Consideration.

Payments for the Notes purchased by the Company will include accrued and unpaid interest from and including the last interest payment date for the respective series of Notes up to, but not including, the settlement date.

If the principal amount of Notes validly tendered exceeds the Maximum Tender Offer Amount, Notes will be purchased in accordance with the acceptance priority level (in numerical priority order) as set forth in the table above. Accordingly, if the 6.75% Notes are tendered in an amount greater than the Maximum Tender Offer Amount, then none of the 7.95% Notes will be accepted for purchase. In addition, if the principal amount of 6.75% Notes tendered is more than the Maximum Tender Offer Amount, the principal amount of

6.75% Notes purchased will be prorated. After accepting all the 6.75% Notes tendered in the Maximum Tender Offer, if a portion of the Maximum Tender Offer Amount remains, the Company will purchase all of the 7.95% Notes tendered, or, if the principal amount of 7.95% Notes exceeds the remaining Maximum Tender Offer Amount, the Company will purchase an amount of 7.95% Notes that is prorated.

The Tender Offer will expire at 11:59 p.m., New York City time, on Thursday, October 28, 2010, unless extended or earlier terminated by the Company (the “Expiration Date”). Under certain circumstances described in the Offer to Purchase referred to above, the Company may terminate the Tender Offer before the Expiration Date. Any tendered Notes may be withdrawn prior to, but not after, the Early Tender Date and withdrawn Notes may be re-tendered by a holder at any time prior to the Early Tender Date.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”) that are being sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully before making any decision with respect to the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from D.F. King & Co., Inc., the Information Agent for the Tender Offer, at (800) 859-8508 (toll-free).

J.P. Morgan and Wells Fargo Securities are the Dealer Managers for the Tender Offers. Questions regarding the Tender Offer may be directed to J.P. Morgan at (866) 834-4666 (toll-free) or (212) 834-3118 (collect) or Wells Fargo Securities at (866) 309-6316 (toll-free) or (704) 715-8341 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. The Company is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Regency Centers Corporation, the Company, the Dealer Managers or the Information Agent makes any recommendation in connection with the Tender Offer.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2010, the Company owned 398 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 53.1 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 201 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.